Exhibit 10.107

INCARA PHARMACEUTICALS CORPORATION

June 8, 2004

Mr. Shayne Gad

c/o Incara Pharmaceuticals Corp.

79 T.W. Alexander Drive

4401 Research Commons, 200

Research Triangle Park, NC 27709

Dear Shayne:

This letter confirms our previous conversations regarding the consulting opportunity available to you with Incara Pharmaceuticals Corporation (the “Company”) and sets forth the terms and conditions of that consulting.

The Company hereby offers you a position as the Company’s Interim President commencing on or about May 1, 2004. During the period of your consulting, you shall devote yourself for two business days each week to work for or at the direction of the Company’s Board of Directors, use your best efforts to complete all assignments, and adhere to the Company’s procedures and policies in place from time-to-time.

You will receive a monthly compensation of $19,500. In addition, the Company will also grant you an option to purchase 250,000 shares of Company stock at current fair market value pursuant to the terms of the 1994 Stock Option Plan, which grant shall be evidenced by the Company’s standard form of grant agreement. In addition, for each full month of consulting, the Company will grant you an additional option to purchase 25,000 shares of the Company’s stock at fair market value pursuant to the terms of the 1994 Stock Option Plan. The options will be fully vested upon grant.

Currently, we anticipate that you will serve as Interim President for a term of eight months from May 1, 2004. However, the Company may terminate your consulting sooner if the Company installs a full-time Chief Executive Officer, or if you are terminated for Cause. For purposes of this letter, “Cause” means: (i) the misappropriation of the funds or property of the Company or any act or fraud or dishonesty with respect to the Company, its business, or its property; (ii) use of alcohol or illegal drugs; (iii) inadequate job performance, as determined by the Company in its sole discretion; (iv) conviction of a felony or of any crime involving moral turpitude, dishonesty or theft; (v) your commission of any act, or your failure to act, which could reasonably be expected to injure the reputation, business or business relationships of the Company; (vi) any material breach of any Company policy; or (viii) any violation of applicable law, including without limitation federal and state securities laws. In the event that the Company elects to terminate your employment on the installation of a full-time Chief Executive Officer, you will be given one (1) month notice before termination.

By executing this letter below, you agree that during the course of your consulting and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s trade secrets, confidential and proprietary information, including customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company. By signing this letter below, you further acknowledge that you have no claims against the Company up to the date of your signature and delivery of this letter.

You are an independent contractor under this agreement and shall not be deemed an employee of Incara. You will not be entitled to participate in any benefit plan of an Incara employee.

Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. We welcome you and look forward to a successful relationship in which you will find your work both challenging and rewarding.

Sincerely,

David C. Cavalier
Chairman of the Board

Agreed to and

Accepted by:

Date: _______________________________________________
Shayne Gad

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